Exhibit 99.1

The Medicines Company Prices $150 Million of Convertible Notes

December 13, 2018 9:43 PM Eastern Standard Time

PARSIPPANY, N.J.—(BUSINESS WIRE)—The Medicines Company (NASDAQ:MDCO) (the “Company”) today announced that it has priced its private offering of $150 million in aggregate principal amount of its convertible senior notes due 2024.  The notes will be sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes will be senior unsecured obligations of the Company and will mature on January 15, 2024, unless earlier converted or repurchased in accordance with their terms.  The notes will bear interest at a rate of 3.50% per year, payable semi-annually.  The notes will be convertible prior to October 15, 2023 only upon the occurrence of certain circumstances and will be convertible thereafter regardless of these circumstances, in either case, into cash, shares of the Company’s common stock or a combination thereof, at the Company’s option.  The conversion rate for the notes will initially be 39.6920 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $25.19 per share of common stock.  The initial conversion price of the notes represents a premium of approximately 27.5% to the $19.76 per share last reported sale price of the Company’s common stock on December 13, 2018.  The Company has granted the initial purchaser the option to purchase up to an additional $22.5 million in aggregate principal amount of the notes.  The sale of the notes is expected to close on or about December 18, 2018, subject to customary closing conditions.

The Company estimates that the net proceeds from the offering will be approximately $144.9 million (or $166.8 million if the initial purchaser exercises its option to purchase additional notes in full), after deducting the initial purchaser’s discounts and commissions and the estimated offering expenses payable by the Company.

The Company expects to use the net proceeds of the offering (including from any exercise by the initial purchaser of its option to purchase additional notes) to fund its development of inclisiran and for general corporate purposes.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or the Company’s common stock.  Any offers of the notes were and will be made only by means of a confidential offering memorandum.  The notes and the shares of the Company’s common stock into which the notes may be converted have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About The Medicines Company

The Medicines Company is a biopharmaceutical company driven by an overriding purpose — to save lives, alleviate suffering and contribute to the economics of healthcare. The Company’s goal is to create transformational solutions to address the most pressing healthcare needs facing patients, physicians, and providers in cardiovascular care. The Company is headquartered in Parsippany, New Jersey.

Forward Looking Statements

Statements contained in this press release about the Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include whether or not the Company will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, the anticipated use of the proceeds of the offering, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic and other reports and registration statements filed with the Securities and Exchange Commission (SEC) including, without limitation, the risk factors detailed in the Company’s Current Report on Form 8-K filed with the SEC on December 12, 2018, which are incorporated herein by reference.  The Company specifically disclaims any obligation to update these forward-looking statements.

Contacts:
Investor Relations
The Medicines Company
Krishna Gorti, M.D., 973-290-6122
Vice President, Investor Relations
krishna.gorti@themedco.com